Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-3

Entera Bio Ltd.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Ordinary shares, par value of NIS 0.0000769	(1)	Other	134,803,910	$2.89	$389,583,299.90	0.0001381	$53,801.45

Total Offering Amounts:							$389,583,299.90		53,801.45
Total Fees Previously Paid:
Total Fee Offsets:									0.00
Net Fee Due:									$53,801.45

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Offering Note(s)

(1)	a. Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional ordinary shares, par value of NIS 0.0000769 (“ordinary shares”), of Entera Bio Ltd., that may be offered or become issuable by reason of any share dividend, share split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding ordinary shares.

b. Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) under the Securities Act and based upon the average of the high and low sales prices of an ordinary share as reported on the Nasdaq Capital Market on August 18, 2026.

c. Representing 134,803,910 ordinary shares, including 11,842,695 ordinary shares issuable upon exercise of certain issued and outstanding warrants.